CLECO CORPORATION
      COMPUTATION OF NET INCOME BEFORE EXTRAORDINARY ITEM PER COMMON SHARE
                                   (Unaudited)

                                                                              (In thousands, except share
                                                                                and per share amounts)

                                                                        for the Nine Months Ended September 30
                                                                            2000                      1999
                                                                            ----                      ----
BASIC

Net income before extraordinary item and after preferred
      dividend requirements, net                                       $      55,879             $      46,886
                                                                       =============             =============
Weighted average number of shares of common
     stock outstanding during the period                                  22,467,360                22,511,703
Basic net income per common share, before
    extraordinary item and after preferred dividend
    requirements, net                                                  $        2.49             $        2.08
                                                                       =============             =============

DILUTED

Net income before extraordinary item and after preferred
    dividend requirements, net                                         $      55,879             $     46,886
                                                                       -------------             ------------

Adjustments to net income related to Employee Stock Ownership Plan
 (ESOP) under the "if-converted" method:

Add loss of deduction from net income for actual
  dividends paid on convertible preferred stock, net of tax                    1,025                    1,055
                                                                       -------------             ------------
Deduct additional cash contribution
  required, which is equal to dividends
  on preferred stock less dividends
  paid at the common dividend rate, net of tax                                    (4)                     (21)
                                                                       -------------             ------------
Add tax benefit associated with dividends
  paid on allocated common shares                                                346                      283
                                                                       -------------             ------------
Adjusted income applicable to common stock before
   extraordinary item and after preferred dividend
   requirements, net                                                   $      57,246            $      48,203
                                                                       =============            =============

Weighted average number of shares of common
  stock outstanding during the period                                     22,467,360               22,511,703

Number of equivalent common shares
  attributable to ESOP                                                     1,317,905                1,350,132
                                                                       -------------            -------------

Common stock under stock option grants                                        16,674                      146
                                                                       -------------            -------------

Average shares                                                            23,801,939               23,861,981
Diluted net income per common share                                    $        2.40             $       2.02
                                                                       =============             ============